Exhibit 10.8

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

By and Among

PENNTEX MIDSTREAM PARTNERS, LP

PENNTEX MIDSTREAM PARTNERS, LLC

PENNTEX NORTH LOUISIANA, LLC

AND

PENNTEX MIDSTREAM OPERATING, LLC

Dated as of [•], 2015

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement, dated as of [•], 2015 (as amended or supplemented from time to time, this “Agreement”), is by and among PennTex Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), PennTex Midstream Partners, LLC, a Delaware limited liability company (“PennTex Development”), PennTex North Louisiana, LLC, a Delaware limited liability company (“PennTex JV”), and PennTex Midstream Operating, LLC, a Delaware limited liability company (“Midstream Operating”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Article I.

RECITALS

WHEREAS, PennTex Development and PennTex Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), have formed the Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (as in effect, from time to time, the “Delaware LP Act”), for the purpose of engaging in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act.

WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, each of the following actions have been taken prior to the date hereof:

1.	PennTex Development formed the General Partner under the terms of the Delaware Limited Liability Company Act, and contributed to the General Partner $1,000 in exchange for 100% of the limited liability company interests in the General Partner.

2.	PennTex Development and the General Partner formed the Partnership under the terms of the Delaware LP Act and contributed $2,000 and $0 to the Partnership, respectively, in exchange for a 100% limited partner interest (the “Initial LP Interest”) and a noneconomic general partner interest, respectively, in the Partnership.

3.	PennTex JV formed PennTex North Louisiana Operating, LLC, a Delaware limited liability company (“NLA Operating”). PennTex JV contributed $1,000 to NLA Operating in exchange for 100% of the limited liability company interests in NLA Operating.

4.	The Partnership formed Midstream Operating. The Partnership contributed $1,000 to Midstream Operating in exchange for 100% of the limited liability company interests in Midstream Operating.

5.	PennTex Development conveyed a 7.5% interest in the General Partner to MRD WHR LA Midstream LLC, a Delaware limited liability company (“MRD WHR”), in exchange for $75.

6.	PennTex JV contributed to NLA Operating certain gathering pipelines, transportation pipelines, processing facilities, treating assets, compressor stations, pump stations, metering stations, vehicles, related equipment, offices, real estate, gathering, processing, transportation and other contracts and other assets described in the Registration Statement (collectively, the “Contributed Assets”) as a capital contribution.

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following transactions will occur at the times specified hereinafter:

1.	The Partnership will enter into a $275,000,000 revolving credit agreement (the “Partnership Credit Agreement”).

2.	The Partnership will issue 92.5% and 7.5% of the IDRs to PennTex Development and MRD WHR, respectively.

3.	PennTex JV will convey its 100% limited liability company interest in NLA Operating (the “Contributed Interest”) to the Partnership, in exchange for (a) [•] common units representing limited partner interests in the Partnership (the “Common Units”), (b) [•] subordinated units representing limited partner interests in the Partnership (the “Subordinated Units”) and (c) the right to receive $[•] in proceeds from the Initial Public Offering.

4.	The public, through the Underwriters, will contribute $[•] million ($[•] million net to the Partnership after deducting the Underwriters’ discount of $[•] and the Structuring Fee) in exchange for [•] Common Units, representing a [•]% limited partner interest in the Partnership.

5.	The Partnership will (a) pay transaction expenses of $[•] million, excluding the Underwriters’ discount of $[•] million and the Structuring Fee, (b) retain $[•] million to fund a portion of the quarterly distribution to the Partnership’s unitholders for the first quarter of 2015, (c) retain $[•] million to fund capital expenditures that will be incurred with respect to the Contributed Assets, (d) distribute $[•] million to PennTex JV, in satisfaction of its right to reimbursement under this Agreement, and (e) retain $[•] million for general partnership purposes.

6.	The Partnership will convey its 100% limited liability company interest in NLA Operating to Midstream Operating as a capital contribution.

7.	PennTex JV will distribute (a) [•] Common Units, [•] Subordinated Units and $[•] million of the cash received from the Partnership to PennTex NLA Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of PennTex Development (“NLA Holdings”), and (b) [•] Common Units, [•] Subordinated Units and $[•] million of the cash received from the Partnership to MRD WHR, in accordance with Section 4.2(b) of the Limited Liability Company Agreement of PennTex North Louisiana, LLC dated March 17, 2014.

8.	NLA Holdings will distribute $[•] million in cash received from PennTex JV to PennTex Development, and PennTex Development will use such cash to repay amounts outstanding under its revolving credit facility and [●].

9.	The Partnership will redeem the Initial LP Interest from PennTex Development and will refund PennTex Development’s initial contribution of $2,000, as well as any interest or other profit that may have resulted from the investment or other use of such initial capital contribution to PennTex Development, in proportion to such initial contribution. After considering advice of advisors and evaluating the Partnership’s assets and liabilities, the General Partner, as general partner of the Partnership, has determined that, after making the foregoing redemption payments, the assets of the Partnership will exceed the liabilities of the Partnership, as required by Section 17-607 of the Delaware LP Act.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

“Agreement” has the meaning assigned to such term in the preamble.

“Common Units” has the meaning assigned to such term in the recitals.

“Contributed Assets” has the meaning assigned to such term in the recitals.

“Contributed Interest” has the meaning assigned to such term in the recitals.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” has the meaning set forth in Section 3.1.

“Covered Litigation Matters” has the meaning set forth in Section 3.3(b).

“Covered Property Losses” has the meaning set forth in Section 3.2.

“Delaware LP Act” has the meaning assigned to such term in the recitals.

“Effective Date” means the date hereof.

“Environmental Deductible” has the meaning set forth in Section 3.6(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any hazardous wastes.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“General Partner” has the meaning assigned to such term in the recitals.

“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including friable asbestos and lead containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons, solely to the extent regulated under applicable Environmental Laws.

“IDRs” means the Incentive Distribution Rights described in the Partnership Agreement.

“Indemnified Party” means any applicable Partnership Group Member or any applicable PennTex Entity, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.

“Indemnifying Party” means either the Partnership or PennTex JV, as the case may be, in its capacity as the Party from which indemnification may be sought in accordance with Article III.

“Initial LP Interest” has the meaning assigned to such term in the recitals.

“Initial Public Offering” has the meaning assigned to such term in the Partnership Agreement.

“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

“Litigation Deductible” has the meaning set forth in Section 3.6(b).

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Midstream Operating” has the meaning assigned to such term in the recitals.

“MRD WHR” has the meaning assigned to such term in the recitals.

“NLA Holdings” has the meaning assigned to such term in the recitals.

“NLA Operating” has the meaning assigned to such term in the recitals.

“NLA Operating LLC Agreement” has the meaning set forth in Section 2.1.

“Over-Allotment Option” means the option granted by NLA Holdings and MRD WHR to the Underwriters to purchase up to [•] additional Common Units from NLA Holdings and up to [•] additional Common Units from MRD WHR to cover over-allotments, if any, in the Initial Public Offering.

“Partnership” has the meaning assigned to such term in the preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP, dated as of [•], 2015, as amended and restated from time to time.

“Partnership Credit Agreement” has the meaning assigned to such term in the recitals.

“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity. For the avoidance of doubt, for purposes of this Agreement, “Partnership Group” shall include NLA Operating.

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” has the meaning assigned to such term in the preamble.

“PennTex Development” has the meaning assigned to such term in the preamble.

“PennTex JV” has the meaning assigned to such term in the preamble.

“PennTex JV Entities” means PennTex JV and any Person Controlled, directly or indirectly, by PennTex JV other than the General Partner or a Partnership Group Member; and “PennTex JV Entity” means any of the PennTex JV Entities.

“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

“Property Deductible” has the meaning set forth in Section 3.6(b).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are required by and in accordance with applicable Law and are consistent with the higher of (a) the standards generally followed by reputable owners and operators of natural gas and natural gas liquids pipelines and processing plants in the United States and (b) the standards applied or followed by PennTex JV or its Subsidiaries as owners or operators of such assets, or by the Partnership Group as owners or operators of such assets.

“Registration Statement” means the Partnership’s Registration Statement on Form S-1 filed with the Commission (Registration No. 333-199020), as amended and effective on the Effective Date.

“Retained Assets” means all pipelines, processing facilities, treating assets, vehicles, other midstream infrastructure, offices and related equipment, real estate, contracts and other related assets, or ownership interests or portions thereof owned by the PennTex Entities that are not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to this Agreement or the other documents referenced herein.

“Structuring Fee” means a fee for certain advisory services equal to $[•] million pursuant to the Structuring Fee Letter by and among Citigroup Global Markets Inc., Barclays Capital Inc. and the Partnership, payable to Citigroup Global Markets Inc. and Barclays Capital Inc. For the purposes of Article III, “Structuring Fee” shall mean a fee equal to 0.25% of the gross proceeds from the exercise in whole or in part of the Over-Allotment Option.

“Subordinated Units” has the meaning such term in the recitals.

“Subsidiary” has the meaning ascribed to that term in the Partnership Agreement.

“Tax” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

“Underwriters” means those underwriters listed in Schedule I of the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement by and among PennTex Development, the Partnership, the General Partner, Midstream Operating and NLA Operating and Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC and Tudor, Pickering, Holt & Co. Securities Inc., as representatives of the Underwriters, dated [•], 2015.

ARTICLE II

CONTRIBUTION, CONVEYANCE, ACKNOWLEDGEMENTS AND DISTRIBUTIONS

Unless otherwise indicated, the following shall be completed on the Effective Date:

Section 2.1 PennTex JV Conveyance of Contributed Interest to Partnership. Notwithstanding anything in the Limited Liability Company Agreement of NLA Operating, dated as of January 1, 2015 (as amended from time to time, the “NLA Operating LLC Agreement”) to the contrary, PennTex JV hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the Contributed Interest, free and clear of all liens, encumbrances, security interests, charges or other claims, in exchange for (a) [•] Common Units, representing a [•]% limited partner interest in the Partnership, (b) [•] Subordinated Units, representing a [•]% limited partner interest in the Partnership, and (c) the right to receive $[•] of proceeds from the Initial Public Offering. The Partnership hereby accepts the Contributed Interest. Notwithstanding anything in the NLA Operating LLC Agreement to the contrary, pursuant to this conveyance, (i) the Partnership is hereby admitted as the sole member of NLA Operating, and agrees that it is bound by the NLA Operating LLC Agreement, (ii) PennTex JV hereby ceases to be a member of NLA Operating immediately following the Partnership’s admission as described in clause (i), and (iii) NLA Operating hereby continues without dissolution with the Partnership as the sole member.

Section 2.2 Partnership Conveyance of Contributed Interest to Midstream Operating. Notwithstanding any provisions of the NLA Operating LLC Agreement to the contrary, the Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to Midstream Operating, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the Contributed Interest, as a capital contribution, free and clear of all liens, encumbrances, security interests, charges or other claims. Midstream Operating hereby accepts the Contributed Interest as a capital contribution. Notwithstanding anything in the NLA Operating LLC Agreement to the contrary, pursuant to this conveyance, (a) Midstream Operating is hereby admitted as a member of NLA Operating and agrees that it is bound by the NLA Operating LLC Agreement, (b) the Partnership hereby ceases to be a member of NLA Operating immediately following Midstream Operating’s admission as described in clause (a), and (c) NLA Operating hereby continues without dissolution with Midstream Operating as the sole member.

Section 2.3 Public Cash Contribution. The Parties acknowledge that, in connection with the Initial Public Offering, public investors, through the Underwriters, have made a capital contribution to the Partnership of approximately $[•] million in cash ($[•] million net to the Partnership after deducting the underwriting discounts and commissions of $[•] million and the Structuring Fee) in exchange for [•] Common Units, representing a [•]% limited partner interest in the Partnership.

Section 2.4 Payment of Transaction Expenses and Distribution of Proceeds by the Partnership. The Parties acknowledge (a) the payment by the Partnership, in connection with the closing of the Initial Public Offering, of transaction expenses in the amount of approximately $[•] million and (b) the distribution by the Partnership of $[•] million to PennTex JV as a reimbursement of capital expenditures incurred with respect to the Contributed Assets.

Section 2.5 Entry into Partnership Credit Agreement. The Parties acknowledge that the Partnership shall enter into the Partnership Credit Agreement.

Section 2.6 Redemption of the Initial LP Interest from the Partnership and Return of Initial Capital Contribution. The Partnership hereby redeems the Initial LP Interest held by PennTex Development and hereby refunds and distributes to PennTex Development the initial contribution, in the amount of $2,000, made by PennTex Development in connection with the formation of the Partnership, along with 100% of any interest or other profit that resulted from the investment or other use of such initial contribution.

ARTICLE III

INDEMNIFICATION

Section 3.1 Environmental Indemnification.

(a)	Subject to Section 3.1(b), PennTex JV shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the following (collectively, “Covered Environmental Losses”):

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Contributed Assets or the Contributed Interest;

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Contributed Assets or Contributed Interest (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Contributed Assets or the disposal or release of Hazardous Substances generated by operation of the Contributed Assets at non-Contributed Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; and

(iii)	any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before or after the Effective Date.

(b)	With respect to any discrete violation under Section 3.1(a)(i) or any discrete event, condition or matter included under Section 3.1(a)(ii), PennTex JV will be obligated to indemnify the Partnership Group only if and to the extent that:

(i)	such violation, event, condition or matter occurred before the Effective Date under then-applicable Environmental Laws; and

(ii)	either (A) such violation, event, condition or matter is set forth on Schedule I attached hereto or (B) PennTex JV is notified in writing of such violation, event, condition or matter prior to the first anniversary of the Effective Date.

For the avoidance of doubt, nothing in this Section 3.1(b) shall apply to PennTex JV’s indemnification obligations under Section 3.1(a)(iii).

(c)	The Partnership Group shall indemnify, defend and hold harmless each of the PennTex JV Entities from and against any Losses suffered or incurred by the PennTex JV Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation of Environmental Laws associated with or arising from the ownership or operation of the Contributed Assets or Contributed Interest; and

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Contributed Assets or Contributed Interest (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Contributed Assets or the disposal or release of Hazardous Substances generated by operation of the Contributed Assets at non-Contributed Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.1(c)(i) or such event, condition or matter included under Section 3.1(c)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Partnership Group is entitled to indemnification from PennTex JV under this Article III.

Section 3.2 Right of Way and Real Property Indemnification. PennTex JV shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of the following (collectively, “Covered Property Losses”):

(a)	the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any of the natural gas or natural gas liquids pipelines or related processing or other facilities or equipment conveyed or contributed to the applicable Partnership Group Member on the Effective Date are proposed to be located as of the Effective Date and described in the Registration Statement, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Contributed Assets in substantially the same manner that the Contributed Assets are intended by PennTex JV and PennTex Development to be used and operated as described in the Registration Statement;

(b)	the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.2 to cross the roads, waterways, railroads and other areas upon which any such pipeline is proposed to be located as of the Effective Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Contributed Assets in substantially the same manner that the Contributed Assets are intended by PennTex JV and PennTex Development to be used and operated as described in the Registration Statement; and

(c)	the cost of curing any condition set forth in Section 3.2(a) or Section 3.2(b) that does not allow the Contributed Assets to be operated in accordance with Prudent Industry Practice;

in each case to the extent that PennTex JV is notified in writing of any of the foregoing prior to the second anniversary of the Effective Date.

Section 3.3 Additional Indemnification by PennTex JV. In addition to and not in limitation of the indemnification provided under Section 3.1(a) and Section 3.2, PennTex JV shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of any of the following:

(a)	(i) the consummation of the transactions contemplated by this Agreement or (ii) events and conditions associated with the ownership or operation of the Contributed Assets or Contributed Interest and occurring before the Effective Date (other than Covered Environmental Losses, which are provided for under Section 3.1, Covered Property Losses, which are provided for under Section 3.2, and current liabilities incurred in the ordinary course of business that have been accrued but not paid prior to the Effective Date), to the extent that PennTex JV is notified in writing of any such Loss prior to the second anniversary of the Effective Date;

(b)	any litigation matters attributable to the ownership or operation of the Contributed Assets or the Contributed Interest prior to the Effective Date, including any currently pending legal actions against any of the PennTex JV Entities set forth on Schedule II attached hereto (“Covered Litigation Matters”);

(c)	events and conditions associated with the Retained Assets and whether occurring before or after the Effective Date;

(d)	all federal, state and local Tax liabilities attributable to the ownership or operation of the Contributed Assets or the Contributed Interest prior to the Effective Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such Tax liabilities of any of the PennTex JV Entities that may result from the consummation of the transactions contemplated by the Contribution Agreement (other than real property taxes that have been accrued but not paid prior to the Effective Date); and

(e)	the failure of any Partnership Group Member to have on the Effective Date any consent, license, permit or approval necessary to allow such Partnership Group Member to own or operate the Contributed Assets or Contributed Interest in substantially the same manner described in the Registration Statement.

Section 3.4 Additional Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under Section 3.1(c) or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless the PennTex JV Entities from and against any Losses suffered or incurred by the PennTex JV Entities, or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the Contributed Assets or Contributed Interest and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.5 Indemnification Procedures.

(a)	The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)	The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c)	The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the indemnification under this Article III for which a request for indemnification is made, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense or counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense or counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.5(c). In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, engage and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel engaged by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d)	In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e)	With respect to Covered Environmental Losses, PennTex JV shall have the sole right and authority to manage any remediation required by Law, and, upon reasonable request from PennTex JV, the Partnership will, and will cause each Partnership Group Member to, cooperate with PennTex JV and its contractors or subcontractors to facilitate such remediation.

Section 3.6 Limitations on Indemnity Coverage.

(a)	With respect to Covered Environmental Losses under Section 3.1(a)(i) or Section 3.1(a)(ii), PennTex JV shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member until such time as the total aggregate amount of such Covered Environmental Losses exceeds $100,000 (the “Environmental Deductible”), at which time PennTex JV shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible; provided, however, that to the extent any cure or remediation of any environmental matter is required under Section 3.1(a)(i) or Section 3.1(a)(ii), PennTex JV will be obligated to indemnify the Partnership Group only to the extent of any cure or remediation that is required by Law (after giving effect to the Environmental Deductible); provided, further, that PennTex JV’s aggregate liability for all Covered Environmental Losses shall not exceed $5,000,000. For the avoidance of doubt, it is agreed that the Environmental Deductible shall not apply to any Covered Environmental Losses incurred by any Partnership Group Member related to the matters set forth on Schedule I attached hereto.

(b)	With respect to Covered Property Losses under Section 3.2 and Covered Litigation Matters under Section 3.3(b), PennTex JV shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member until such time as the total aggregate amount of (i) such Covered Property Losses exceeds $200,000 (the “Property Deductible”) and (ii) Losses incurred by the Partnership Group for such Covered Litigation Matters exceeds $200,000 (the “Litigation Deductible”), at which time PennTex JV shall be obligated to indemnify the Partnership Group for the excess of (x) such Covered Property Losses over the Property Deductible or (y) such Losses incurred by the Partnership Group for such Covered Litigation Matters over the Litigation Deductible; provided, however, that to the extent the Partnership Group attempts to cure any matter for which it is entitled to indemnification under Section 3.2, PennTex JV will be obligated to indemnify the Partnership Group only to the extent of any reasonably required cure (after giving effect to the Property Deductible); provided, further, that PennTex JV’s aggregate liability for all Covered Property Losses shall not exceed $5,000,000 and for all Covered Litigation Matters shall not exceed $5,000,000. For the avoidance of doubt, it is agreed that the Litigation Deductible shall not apply to any Losses incurred by any Partnership Group Member related to the matters set forth on Schedule II attached hereto.

(c)	For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article III other than as described in this Section 3.6, and there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III other than as described in this Section 3.6.

ARTICLE IV

FURTHER ASSURANCES

From time to time after the Effective Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (i) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (iii) more fully and effectively to carry out the purposes and intent of this Agreement.

ARTICLE V

EFFECTIVE DATE

Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II of this Agreement shall be operative or have any effect until the Effective Date, at which time all the provisions of Article II of this Agreement shall be effective and operative in accordance with Section 6.1 without further action by any Party hereto.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Order of Completion of Transactions. The transactions provided for in Article II shall each be completed on the Effective Date in the order and sequence set forth in Article II.

Section 6.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof” and “herein” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules attached hereto, and all such Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 6.4 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 6.5 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 6.6 Choice of Law. This Agreement shall be subject to and governed by the laws of the state of Delaware. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

Section 6.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provisions or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 6.9 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

Section 6.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.

PENNTEX MIDSTREAM PARTNERS, LP

By:	PennTex Midstream GP, LLC its general partner

By:
Name: Steven R. Jones Title: Chief Financial Officer

PENNTEX MIDSTREAM PARTNERS, LLC

By:
Name: Steven R. Jones Title: Chief Financial Officer

PENNTEX NORTH LOUISIANA, LLC

By:
Name: Steven R. Jones Title: Chief Financial Officer

PENNTEX MIDSTREAM OPERATING, LLC

By:
Name: Steven R. Jones Title: Chief Financial Officer

Signature Page to Contribution, Conveyance and Assumption Agreement

SCHEDULE I

ENVIRONMENTAL MATTERS

[None.]

Schedule I

SCHEDULE II

PENDING LITIGATION

[None.]

Schedule II